Exhibit 10.2

Yi Feng Holdings Ltd.

_____________, 2025

Re:	Director Offer Letter

Dear               ,

Yi Feng Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), is pleased to offer you a position as a member of its Board of Directors (the “Board”) in connection with the Company’s initial public offering. We believe your background and experience will be a significant asset to the Company and we look forward to your participation on the Board. Should you choose to accept this position as a member of the Board, this offer letter (the “Agreement”) contains the terms and conditions relating to the services you agree to provide to the Company.

1. Term. This Agreement is effective upon your acceptance and signature below. Subject to the Board’s written resolutions, your term as a director shall commence on the date of listing of the Company’s Class A ordinary shares on the NYSE American Market or the Nasdaq in connection with the consummation of the Company’s initial public offering, and shall continue subject to the provisions in Section 9 below or until your successor is duly elected and qualified.

2. Services. You shall render services as a member of the Board and/or the Board’s committees set forth on Schedule A attached hereto), and perform the duties as provided in the memorandum and articles of association of the Company and/or the charter of such committee (hereinafter your “Duties”). During your term as a director, you shall act in the best interests of the Company, and faithfully, competently, and diligently perform your Duties and exercise such powers as are appropriate to your role as a director. You shall attend and participate in such number of meetings of the Board and of the committee(s) of which you are a member as regularly or specially called. You may attend and participate at each such meeting via teleconference, video conference or in person. You shall consult with the other members of the Board and committee(s) as necessary via telephone, electronic mail or other forms of correspondence.

3. Independence. Since you are to be classified as an independent director at the time of your appointment, you shall promptly inform the Board of any circumstances that would likely affect such independent status.

4. Compensation. As compensation for your services to the Company, you will receive monthly cash compensation in the amount of [ ] (hereinafter, the “Compensation”) for serving on the Board during your term as a director, which shall be paid to you monthly in advance as determined by the Company. You shall be reimbursed for reasonable and approved expenses incurred by you in connection with the performance of your Duties.

5. No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

6. Confidential Information; Non-Disclosure. In consideration of your access to certain Confidential Information (as defined below) of the Company, in connection with your services to the Company pursuant to this Agreement, you hereby represent and agree as follows:

a. Definition. For purposes of this Agreement the term “Confidential Information” means:

i. Any information or material which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; or

ii. Any information which is related to the Company or its business and is generally not known by non-Company personnel.

iii. Confidential Information includes, without limitation, regardless of the form in which the same is accessed, maintained or stored: the identity of the Company’s actual and prospective customers and, as applicable, their representatives; prior, current or future research or development activities of the Company; the products and services provided or offered by the Company to customers or potential customers and the manner in which such services are performed or to be performed; the product and/or service needs of actual or prospective customers; pricing and cost information; information concerning the development, engineering, design, specifications, acquisition or disposition of products and/or services of the Company; research, techniques, know-how, and data; programs, software and source codes; personnel information; vendor information; agreements; marketing plans and techniques, strategies, forecasts, and other trade secrets.

b. Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include:

i. Any information which becomes generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you;

ii. Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

iii. Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

c. Documents. You agree that, without the express written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. You shall promptly return any such documents or items, along with any reproductions or copies, to the Company upon the earliest of Company’s demand, termination of this Agreement, or your termination or Resignation, as defined in Section 8 herein.

d. Confidentiality. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this Agreement.

e. Ownership. You agree that Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by you during the term of this Agreement and that arise out of your Duties (collectively, “Inventions”) and you will promptly disclose and provide all Inventions to the Company. You agree to assist the Company, at its expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned.

7. Non-Competition. You agree and undertake that you will not, so long as you are a member of the Board, directly or indirectly as owner, partner, joint venture, shareholder, employee, broker, agent principal, corporate officer, director, licensor or in any other capacity whatsoever, engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities involving services or products which compete, directly or indirectly, with the services or products provided or proposed to be provided by the Company or its subsidiaries or affiliates; provided, however, that you may own securities of any public corporation which is engaged in such business but in an amount not to exceed at any one time, one percent of any class of stock or securities of such company, so long as you has no active role in the publicly owned company as director, employee, consultant or otherwise.

8. Non-Solicitation. So long as you are a member of the Board and for a period of 12 months thereafter, you shall not directly or indirectly solicit for employment any individual who was an employee of the Company during your tenure.

9. Termination and Resignation. Your membership on the Board may be terminated for any or no reason in the manner and under such conditions as provided in the memorandum and articles of association of the Company. You may also terminate your membership on the Board for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of Resignation by the Company. Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company’s obligations to pay you any compensation that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation.

10. Indemnity. Indemnification with respect to your service on the Board shall be governed by that certain Indemnification Agreement, a form of which is attached as Exhibit A hereto (“Indemnification Agreement”).

11. Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to you under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, stock exchange listing requirement or policy established by the Company (whether in existence as of the date hereof or later adopted) will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement and policy. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

12. Governing Law. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the Cayman Islands.

13. Dispute Resolution. Any dispute between the parties hereto respecting the meaning and intent of this Agreement or any of its terms and provisions shall be submitted to the Hong Kong International Arbitration Center.

If you wish to accept this offer, please sign below and return the fully executed letter to us. You should keep one copy of this letter for your own records.

Sincerely,

Yi Feng Holdings Ltd.

By:
Name:	Chi Fung Mok
Title:	Chief Executive Officer

AGREED AND ACCEPTED:

By:
Name:

Date:

Schedule A

The Director is offered to serve on the following Board committee(s):

Committee	Title
Audit Committee
Nominating and Corporate Governance Committee
Compensation Committee

Exhibit A

Form of Indemnification Agreement